Exhibit 99.(a)(vi)

LORD ABBETT MUNICIPAL INCOME TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being a majority of the Trustees of the Lord Abbett Municipal Income Trust, a Delaware Statutory Trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated May 17, 2002 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, to change the name of the Lord Abbett Insured Intermediate Tax-Free Fund to “Lord Abbett Intermediate Tax-Free Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective as of the date that Post-Effective Amendment No. 34 to the Trust’s Registration Statement on Form N-1A becomes effective.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 25th day of January, 2007.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Robert B. Calhoun, Jr.	/s/ Julie Hill
Robert B. Calhoun, Jr.	Julie Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis